Exhibit 10.1

PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT – EXCLUSIVE

This Agreement is based on the model Patent License Exclusive Agreement adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this Agreement:

The U.S. Department of Health and Human Services, as represented by the National Institute of Neurological Disorders and Stroke and National Cancer Institute each an Institute or Center (hereinafter referred to, individually or collectively, as the “IC” or collectively as the “ICs”) of the

NIH

and

Lixte Biotechnology, Inc.,

hereinafter referred to as the “Licensee”,

having offices at 680 E Colorado Blvd., Suite 180, Pasadena, CA 91101

created and operating under the laws of Delaware.

Tax ID No.: 20-2903526

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For the ICs’ internal use only:

License Number: L-080-2024-0

License Application Number: A-559-2022

Serial Number(s) of Licensed Patent(s) or Patent Application(s): The Jointly Owned Licensed Patent Rights are listed in Appendix A and are incorporated by reference herein.

Cooperative Research and Development Agreement (CRADA) Number (if a subject invention):

CRADA No. 2013-167_NINDS2685 (C-124-2013) Materials CRADA entitled “Characterization of Proprietary Compounds from Lixte Biotechnology Holdings, Inc”

Additional Remarks: Intellectual property rights claimed in the Jointly Owned Licensed Patent Rights were developed under the above referenced CRADA

Public Benefit(s): Development of technologies that use Lixte’s proprietary compounds in the LB-100 series, disclosed within Appendix A of CRADA No. 2013-167_NINDS2685 (C-124-2013) for the treatment of cancer

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), and Appendix G (Royalty Payment Options).

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The IC and the Licensee agree as follows:

1.	BACKGROUND

1.1	In the course of conducting biomedical and behavioral research at the NIH, the IC investigators co-developed inventions with the Licensee that may have commercial applicability.

1.2	By assignment of rights from IC employees, HHS, on behalf of the Government, co-owns with the Licensee, intellectual property rights claimed in the Jointly Owned Licensed Patent Rights. HHS also owns any tangible embodiments of the inventions claimed therein actually reduced to practice by the IC.

1.3	The Secretary of HHS has delegated to the IC the authority to enter into this Agreement for the licensing of rights to these inventions.

1.4	The IC desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.5	The Licensee desires to acquire commercialization rights to these inventions in order to develop processes, methods, or marketable products for public use and benefit.

2.	DEFINITIONS

2.1	“Affiliate(s)” means a corporation or other business entity, which directly or indirectly is controlled by or controls, or is under common control with the Licensee. For this purpose, the term “control” shall mean ownership of more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other business entity, or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other business entity. Licensee’s Affiliates will have the benefit of all rights of Licensee under this Agreement. Accordingly, in this Agreement “Licensee” means “Licensee or its Affiliates” where necessary to give Licensee’s Affiliates the benefit of the rights provided to Licensee in this Agreement; provided that, in any event Licensee will remain responsible for the acts and omissions of its Affiliates.

2.2	“Benchmarks” mean the performance milestones that are set forth in Appendix D.

2.3	“Combination Therapy” means the use of a Licensed Product(s) or Licensed Processes that contain or use LB-100 and additionally use, or are sold together or under a single label or for a single price with, a standard anti-cancer drug (“Other Product”) such as a checkpoint inhibitor that falls within the Jointly Owned Licensed Patent Rights.

2.4	“Commercial Development Plan” means the written commercialization plan attached as Appendix E.

2.5	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Licensee with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as Licensee would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and sale of Licensed Products or Licensed Process by Licensee, such efforts shall be substantially equivalent to those efforts and resources commonly used by Licensee for products owned by it or to which it has rights, which product is at a similar stage in its development or product life cycle. Commercially Reasonable Efforts shall be determined on a market-by-market basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Licensed Products or Licensed Process and the market(s) involved.

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2.6	“CRADA” means a Cooperative Research and Development Agreement.

2.7	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

2.8	“First Commercial Sale” means (a) with respect to a Licensed Product, the first sale by or on behalf of the Licensee, Affiliates or Sublicensees of such Licensed Product to a Third Party (other than a Sublicensee) for end use of such Licensed Product in a regulatory jurisdiction after regulatory approval has been granted for such Licensed Product in such regulatory jurisdiction or
(b) with respect to a Licensed Process, the first practice of such Licensed Process by or on behalf of the Licensee or any of its Affiliates or its Sublicensees for a Third Party (other than a Sublicensee), in each case (a) and (b) in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.9	“Government” means the Government of the United States of America.

2.10	“Jointly Owned Licensed Patent Rights” means:

(a)	Patent applications (including provisional patent applications and PCT patent applications) or issued/granted patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all these patents, in each case to the extent they are co-assigned to HHS;

(b)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in Paragraph 2.10(a) and are co-assigned to HHS:

(i)	continuations-in-part of Paragraph 2.10(a);

(ii)	all divisions and continuations of these continuations-in-part;

(iii)	all patents issuing from these continuations-in-part, divisions, and continuations;

(iv)	priority patent application(s) of Paragraph 2.10(a); and

(v)	any reissues, reexaminations, and extensions of these patents;

(c)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in Paragraph 2.10(a): all counterpart foreign and U.S. patent applications and patents to Paragraphs 2.10(a) and 2.10(b), including those listed in Appendix A; and

(d)	Jointly Owned Licensed Patent Rights shall not include Paragraphs 2.10(b) or 2.10(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in Paragraph 2.10(a).

2.11	“LB-100” means Licensee’s or its Affiliate’s proprietary drug products and product candidates that consist of the LB-100 series of pharmacologically active drugs that inhibit serine/threonine phosphatases.

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2.12	“Licensed Fields of Use” means the fields of use identified in Appendix B.

2.13	“Licensed Processes” means processes that, in the course of being practiced in the Licensed Territory, would be within the scope of one or more Valid Claims in the Licensed Territory.

2.14	“Licensed Products” means tangible materials that, in the manufacture, use, sale or importation in the Licensed Territory would be within the scope of one or more Valid Claims in the Licensed Territory.

2.15	“Licensed Territory” means the geographical area identified in Appendix B

2.16	“Net Sales” means, with respect to any Licensed Product or Licensed Process, the total gross receipts by Licensee and its Affiliates and its Sublicensees for sales of such Licensed Products or practice of such Licensed Processes by or on behalf of the Licensee or any of its Affiliates or its Sublicensees to a Third Party (other than a Sublicensee) and from leasing, renting, or otherwise making Licensed Products available to a Third Party (other than a Sublicensee) without sale or other dispositions, whether invoiced or not, less the following:

(a)	returns, refunds, credits and allowances to the extent actually granted and documented;

(b)	packing costs, insurance costs, freight out and other transportation charges to the extent they are included in and separately itemized on the invoice;

(c)	taxes, excise duties or other governmental charges imposed on the sales of such Licensed Product or practice of such Licensed Process to the extent included in and separately itemized on the invoice,

(d)	wholesaler and cash and quantity discounts in amounts customary in the trade and other discounts, refunds or rebates to the extent actually granted;

(e)	that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) to the extent (a) reasonably allocable to sales of such Licensed Product in accordance with Licensee’s, its Affiliates’ or Sublicensees’ standard policies and procedures consistently applied across its products and (b) the selling party actually includes such fee as a deduction from gross revenue in its publicly filed financial reports; and

(f)	rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), and other government agencies (to the extent not already reflected in the invoiced price).

No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by the Licensee, or any of its Affiliates or its Sublicensees, and on its payroll, or for the cost of collections.

Notwithstanding the foregoing, sales or transfers of Licensed Products or practice of the Licensed Processes internally among Licensee, its Affiliate(s), or their respective Sublicensee(s) shall not be included in the calculation of Net Sales, unless any such recipient is an end user of such Licensed Product or Licensed Process. The supply of Licensed Products as samples for charitable or promotional purposes, and/or the use of the Licensed Process or Licensed Product in non-clinical or clinical trials or any tests or other studies, or for compassionate use, indigent or other patient access or patient assistance programs, shall not be included in the computation of Net Sales as long as Licensee is not receiving revenue in excess of its costs from supplying such Licensed Product and/or use of Licensed Process. For the avoidance of doubt, all of the foregoing deductions shall be determined as actually incurred from the books and records of Licensee, its Affiliates or its Sublicensees maintained in accordance with GAAP standards.

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If a Licensed Product or Licensed Process is sold as a part of a Combination Therapy in a given country of the Licensed Territory, the Net Sales of such Licensed Product or Licensed Process in such country for the purpose of calculating royalties owed under this Agreement for such Combination Therapy, shall be determined as follows: first, determine the actual Net Sales of such Combination Therapy (using the above provisions) and then (i) if both LB-100 and the Other Product(s) in such Combination Therapy are sold separately in such country, the Net Sales shall be multiplied by the fraction A/(A+B), where A is the average gross selling price of LB-100 in such country, when sold separately, and B is the sum of the gross selling price(s) in such country of each Other Product when sold separately. If the Licensed Product (or Licensed Process, as applicable) and the Other Product(s) that are not Licensed Product (or Licensed Process, as applicable) in such Combination Therapy are not sold separately in a given country of the Licensed Territory, then the Parties agree to negotiate in good faith regarding an appropriate allocation of Net Sales.

2.17	“Other Product” means a standard anti-cancer drug other than LB-100, such as a checkpoint inhibitor that falls within the Jointly Owned Licensed Patent Rights, that is sold as part of a therapy or product for use in combination with LB-100, under a single pricing scheme or under a single label.

2.18	“Phase 2 Clinical Study” means controlled human clinical studies conducted to evaluate the safety, and effectiveness of a product or drug for a particular indication or indications in patients with the disease or condition under study, and to determine the common short-time side effects and risks associated with the drug which, in the United States, satisfies the requirements of 21 C.F.R. § 312.21(b) and in any non-U.S. jurisdiction satisfies equivalent regulations, and shall include any clinical study that leads to a conditional regulatory approval, that may be followed by or run concurrently with a confirmatory Phase 3 Clinical Study.

2.19	“Phase 3 Clinical Study” means any expanded controlled or uncontrolled human clinical human trials pursuant to a randomized study with endpoints agreed upon by regulatory bodies for regulatory approval performed after or concurrent with Phase 2 Clinical Study evidence suggesting effectiveness of a drug has been obtained, and is intended to gather additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a drug and to provide an adequate basis for regulatory approval and physician labeling which, in the United States, satisfies the requirements of 21 C.F.R. § 312 and in any non- U.S. jurisdiction satisfies equivalent regulations, and shall include a confirmatory study that is conducted following conditional regulatory approval.

2.20	“Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.21	“Research License” means a nontransferable, nonexclusive license under the IC’s ownership interest in the Jointly Owned Licensed Patent Rights to make and to use the Licensed Products or the Licensed Processes solely for purposes of internal research, internal clinical research studies, and not for purposes of commercial manufacture or distribution, sale or in lieu of purchase.

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2.22	“Sublicensee” means a Third Party to whom Licensee (directly or via an Affiliate) has granted a permitted sublicense under any of the Jointly Owned Licensed Patent Rights licensed to Licensee hereunder, for permitting the manufacture, marketing, distribution, or sale of Licensed Products or Licensed Processes. For clarity, Third Party contract research organizations, distributors, wholesalers, contract manufacturing organizations, contract sales organizations and the like will not be Sublicensees, and agreements between Licensee and such entities will not be sublicenses under this Agreement.

2.23	“Sublicensing Revenue” means any consideration actually received by the Licensee from a Sublicensee as consideration for the grant of rights to the Jointly Owned Licensed Patent Rights. Sublicensing Revenue includes, but is not limited to, upfront fees, license maintenance fees, and milestone payments, and other payments including in-kind payments with financial value such as stock options, in each case that are received by Licensee in consideration for any rights granted under Jointly Owned Licensed Patent Rights under a sublicense agreement, but excludes:

(a)	earned royalties, profit share payments or other payments based on a percentage of Net Sales (where such royalties will be paid to IC per the terms of this Agreement);

(b)	payments made by Sublicensee for the purchase of equity or debt of the Licensee to the extent not in excess of fair market value except payments for consideration of the sublicense of Jointly Owned Licensed Patent Rights;

(c)	payments made after the effective date of this Agreement, and under the terms of research and development agreements, collaboration agreements or partnership agreements with a Sublicensee where the Licensee or an Affiliate is obligated to supply Licensed Products or perform research or development involving any of the Jointly Owned Licensed Patent Rights, that encompass the Licensed Products or Licensed Processes;

(d)	payments for patent expenses; and

(e)	payments for Licensee’s performance of marketing or promotional activities, which reflect the fair market value of such activities. If Licensee receives any payments from a Sublicensee in consideration for the grant of a sublicense under the Jointly Owned Licensed Patent Rights and under other intellectual property licensed to such Sublicensee, Licensee shall fairly allocate such amounts among all licensed intellectual property, and only the portion allocated to the Jointly Owned Licensed Patent Rights will be included in Sublicensing Revenue.

2.24	“Third Party” means a person or entity other than (i) Licensee or any of its Affiliates and (ii) the ICs.

2.25	“United States” or “U.S.” means the United States of America.

2.26	“Valid Claim” means (a) a claim of an issued and unexpired patent within the Jointly Owned Licensed Patent Rights; or (b) a claim of a pending patent application within the Jointly Owned Licensed Patent Rights and, in each case which has not been (i) permanently revoked, disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, (ii) held unpatentable, invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed, (iii) rendered unenforceable through disclaimer or otherwise, (iv) abandoned and not continued or (v) permanently lost through an interference or opposition proceeding without any right of appeal or review; provided, however, that if a claim of a pending patent application within the Jointly Owned Licensed Patent Rights shall not have issued within seven (7) years after its earliest priority date, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim (from and after which time the same would be deemed a Valid Claim).

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3.	GRANT OF RIGHTS

3.1	The IC hereby grants and the Licensee accepts, on behalf of itself and its Affiliate(s), subject to the terms and conditions of this Agreement, an exclusive license under the Jointly Owned Licensed Patent Rights in the Licensed Territory, with the right to sublicense as set forth in Paragraph 4, under the ICs’ interest in the Jointly Owned Licensed Patent Rights in the Licensed Territory (i) to make and have made, to use and have used, to sell and have sold, to offer to sell and have offered for sale, and to import and have imported any Licensed Products in the Licensed Fields of Use and (ii) to practice and have practiced any Licensed Process(es) in the Licensed Fields of Use.

3.2	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the IC other than the Licensed Patent Rights regardless of whether these patents are dominant or subordinate to the Licensed Patent Rights.

4.	SUBLICENSING

4.1	Upon written approval, which shall include prior review of any sublicense agreement by the IC, which shall not be unreasonably withheld, conditioned or delayed , the Licensee will be entitled to grant sublicenses to Third Parties under the IC’s ownership interest in the Jointly Owned Licensed Patent Rights. Any such sublicense shall be on terms and conditions consistent with the terms of this Agreement.

4.2	The Licensee agrees that any sublicense(s) granted by it shall provide that the obligations to the IC of Paragraphs 5.1-5.4, 8.1, 10.1 (to the extent applicable to the scope of the said particular sublicense), 10.2, 12.5, and 13.7-13.9 of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement. The Licensee further agrees to attach copies of these Paragraphs to all of its sublicense agreements.

4.3	Any sublicense granted under the IC’s ownership interest in the Jointly Owned Licensed Patent Rights by the Licensee shall provide for the termination of the sublicense or the conversion to a license directly between the Sublicensee and the IC, at the option of the Sublicensee, upon termination of this Agreement under Article 13. This conversion is subject to the IC approval (not to be unreasonably withheld, conditioned or delayed) and contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

4.4	The Licensee agrees to forward to the IC a complete copy of each fully executed sublicense agreement entered into by Licensee and its Sublicensee, postmarked within thirty (30) days of the execution of such agreement; provided that Licensee may redact any commercially sensitive information that does not materially affect the IC’s ability to confirm (a) the identity of the Sublicensee, and (b) any royalties which are or may be owed to the IC under this Agreement, and (c) the Licensee’s compliance with the requirements of Paragraphs 4.2 and 4.3 of this Agreement. To the extent permitted by law, the IC agrees to maintain each such sublicense agreement in confidence.

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5.	STATUTORY AND NIH REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1

(a)	the IC reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all Subject Inventions licensed under the Jointly Owned Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory;

(b)	Given that the Jointly Owned Licensed Patent Rights include Subject Inventions made under a CRADA, the Licensee grants to the Government, pursuant to 15 U.S.C. §3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice the Jointly Owned Licensed Patent Rights or have the Jointly Owned Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party;

(c)	Prior to the First Commercial Sale of the first Licensed Product in the Fields of Use as described in Appendix B, the Licensee agrees to provide the ICs with reasonable quantities of the Licensed Products solely for IC internal, pre- clinical research use, as requested by the IC in writing. The ICs may not transfer or otherwise provide access to any such Licensed Products to any organization, entity, or governmental agency (other than the ICs) without the prior written consent of Licensee. The ICs acknowledge and agree that such Licensed Products are provided AS IS without any express or implied warranty of any kind, and that the ICs shall be solely responsible for any loss, damages or claims of any kind arising from the ICs’ use of any Licensed Products provided by Licensee pursuant to this Paragraph 5.1.

5.2	Licensee agrees that Licensed Products used or sold in the United States that are covered by the Jointly Owned Licensed Patent Rights or products produced through use of the Licensed Processes that fall within the Jointly Owned Licensed Patent Rights shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the IC.

5.3	The Licensee acknowledges that the IC may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. The Licensee agrees not to unreasonably deny requests for a Research License from future collaborators with the IC when acquiring such Research License is necessary in order to make a CRADA project feasible. The IC shall notify Licensee of any such CRADA and Licensee may request an opportunity to join as a party to the proposed CRADA.

5.4

(a)	in addition to the license of Paragraph 5.1(a), the IC reserves the right to grant Research Licenses directly or to require the Licensee to grant Research Licenses on reasonable terms. The purpose of these Research Licenses is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Jointly Owned Licensed Patent Rights, however, the IC shall consult with the Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes; and

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(b)	in exceptional circumstances, and in the event that the Jointly Owned Licensed Patent Rights are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C. §3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the Jointly Owned Licensed Patent Rights in the Licensed Fields of Use on terms that are reasonable under the circumstances, or if the Licensee fails to grant this license, the Government retains the right to grant the license itself. The exercise of these rights by the Government shall only be in exceptional circumstances and only if the Government determines:

(i)	the action is necessary to meet health or safety needs that are not reasonably satisfied by or on behalf of the Licensee, or its Affiliate or Sublicensee;

(ii)	the action is necessary to meet requirements for public use specified by Federal regulations, and these requirements are not reasonably satisfied by or on behalf of the Licensee, or its Affiliate or Sublicensee; or

(iii)	the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B); and

(c)	the determination made by the Government under this Paragraph 5.4 is subject to administrative appeal and judicial review under 35 U.S.C. §203(b).

6.	ROYALTIES AND REIMBURSEMENT

6.1	The Licensee agrees to pay the IC a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

6.2	The Licensee agrees to pay the IC a nonrefundable minimum annual royalty as set forth in Appendix C.

6.3	The Licensee agrees to pay the IC earned royalties as set forth in Appendix C.

6.4	The Licensee agrees to pay the IC benchmark royalties as set forth in Appendix C.

6.5	The Licensee agrees to pay the IC sublicensing royalties as set forth in Appendix C.

6.6	A patent or patent application licensed under this Agreement shall cease to fall within the Jointly Owned Licensed Patent Rights for the purpose of computing earned royalty payments, when there is no longer any Valid Claim existing in such patent or patent application in the Licensed Territory. For the avoidance of doubt, if a patent application within the Jointly Owned Licensed Patent Rights is pending for more than seven (7) years from its earliest priority date subsequently issues as a patent in the Licensed Territory, the Licensee shall pay any earned royalties only from and including the date that the patent application issues as a patent.

6.7	No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Jointly Owned Licensed Patent Rights.

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6.8	On sales of the Licensed Products or Licensed Process by the Licensee to Affiliates or Sublicensees, or on sales made in other than an arm’s-length transaction, and in each case provided that such sales are not excluded from Net Sales as set forth in its definition, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm’s-length transaction in the same country, based on sales of like quantity and quality products in the same country on or about the time of such transaction.

6.9	The Licensee may elect to surrender its rights in any country of the Licensed Territory under any of the Jointly Owned Licensed Patent Rights upon thirty (30) days’ written notice to the IC and, in the case that either Paragraph 7.3 or Paragraph 7.4 take effect, Licensee shall owe no payment obligation for patent-related expenses paid in that country after ninety (90) days of the effective date of the written notice.

7.	PATENT FILING, PROSECUTION, AND MAINTENANCE

7.1	The Licensee or its Affiliate agrees to take responsibility for the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates and oppositions) of any and all patent applications or patents included in the Jointly Owned Licensed Patent Rights and shall, on an ongoing basis, promptly furnish copies of all relevant patent-related documents to the IC. The Licensee or its Affiliate shall select registered patent attorneys or patent agents to provide these services on behalf of the Licensee. The IC shall provide appropriate powers of attorney and other documents necessary to undertake this action to the patent attorneys or patent agents providing these services. The Licensee or its Affiliate and its attorneys or agents shall inform the IC in connection with the preparation, filing, prosecution and maintenance of patent applications and patents included within the Jointly Owned Licensed Patent Rights.

7.2	Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Jointly Owned Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of the Jointly Owned Licensed Patent Rights, which comments and suggestions shall be considered in good faith by the other party.

7.3	Upon any determination by the Licensee not to proceed or continue with the preparation, filing, prosecution, or maintenance (or combination thereof) of any patent application or patent included in the Jointly Owned Licensed Patent Rights, the Licensee shall provide the IC with written notice of such determination at least sixty(60) days prior to the deadline for taking any action for such patent application or patent or the date on which the abandonment of any such patent or application would become effective, whichever is earlier, and the IC shall have the right but not the obligation to assume the responsibility for the preparation, filing, prosecution, and maintenance of any such patent application or patent included in the Jointly Owned Licensed Patent Rights. If the IC elects to assume responsibility for the preparation, filing, prosecution and maintenance of such patent application or patent, then the IC shall promptly notify Licensee of IC’s election in writing and shall, on an ongoing basis, promptly furnish copies of all relevant documents in connection with such patent application or patent to the Licensee. In this event, the IC shall select registered patent attorneys or patent agents to provide services in connection with such patent application or patent on behalf of the IC and the Licensee. The Licensee shall provide appropriate powers of attorney and other documents necessary to undertake this action to the patent attorneys or patent agents providing these services. The IC and its attorneys or agents shall consult with the Licensee in all aspects of the preparation, filing, prosecution and maintenance of such patent application or patent included within the Jointly Owned Licensed Patent Rights and shall provide the Licensee sufficient opportunity to comment on any document that the IC intends to file or to cause to be filed with the relevant intellectual property or patent office.

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7.4	At any time, the Licensee may provide the IC with written notice that the Licensee wishes the IC to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Jointly Owned Licensed Patent Rights, and such assumption of control shall be at the IC’s sole discretion. If the IC assumes these responsibilities, the Licensee agrees to cooperate fully with the IC, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Jointly Owned Licensed Patent Rights and to provide the IC with complete copies of any and all documents or other materials that the IC deems necessary to undertake such responsibilities. The Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of the IC’s choice.

8.	RECORD KEEPING

8.1	The Licensee agrees to keep accurate and correct records of the Licensed Products made, used, sold, or imported and the Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due the IC. These records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection, at the expense of the IC, by an accountant or other designated auditor selected by the IC and reasonably acceptable to the Licensee for the sole purpose of verifying reports and royalty payments hereunder. The IC may conduct such audits no more than once per calendar year, and may inspect records from a particular reporting period only once. The accountant or auditor shall sign the Licensee’s standard confidentiality agreement prior to the inspection and shall only disclose to the IC information relating to the accuracy of reports and royalty payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then the Licensee shall reimburse the IC for the cost of the inspection at the time the Licensee pays the unreported royalties, including any additional royalties as required by Paragraph 9.8. All royalty payments required under this Paragraph shall be due within sixty (60) days of the date the IC provides to the Licensee notice of the payment due. If any inspection shows an overpayment by the Licensee for any period, then the Licensee shall be permitted to credit the amount of such overpayment against any future amounts owed by the Licensee under this Agreement.

9.	REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.1	Prior to signing this Agreement, the Licensee has provided the IC with the Commercial Development Plan in Appendix E, under which the Licensee (or its Affiliate or Sublicensee) intends to develop the Jointly Owned Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2	The Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, status of manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. The IC also encourages these reports to include information on any of the Licensee’s public service activities that relate to the Jointly Owned Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks in a material way, the Licensee shall explain the reasons for such differences. The Licensee agrees to provide any additional information reasonably required by the IC to evaluate the Licensee’s performance under this Agreement. The Licensee may amend the Commercial Development Plan and the Benchmarks, at any time upon written approval by the IC. The IC shall not unreasonably withhold, condition, or delay approval of any request of the Licensee to amend the Commercial Development Plan and/or Benchmarks and to extend the time periods of the Benchmarks if the request is supported by a reasonable showing by the Licensee of diligence in its (or its Affiliate’s or Sublicensee’s) performance under the Commercial Development Plan and toward bringing the Licensed Products or Licensed Processes to the point of Practical Application, as defined in 37 C.F.R. §404.3(d). The Licensee shall amend the Commercial Development Plan and Benchmarks at the request of IC in case if something is missing and/or Licensee is developing a Licensed Product or Licensed Process that was not specifically addressed in the Commercial Development Plan originally submitted and if Licensee is not developing a Licensed Product or Licensed Process as originally described in the Commercial Development Plan.

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9.3	The Licensee shall report to the IC (a) the dates for achieving Benchmarks specified in Appendix D and (b) the First Commercial Sale of the Licensed Product or Process in each country of the Licensed Territory within thirty (30) days of such occurrences.

9.4	After the First Commercial Sale of the first Licensed Product or Licensed Process, in any country in the Licensed Territory, the Licensee shall submit to the IC, within sixty (60) days after each calendar half-year ending June 30 and December 31, a royalty report, as described in the example in Appendix F, setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of the Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each royalty report, the Licensee shall submit payment of earned royalties due. If no earned royalties are due to the IC for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of the Licensee and shall include a detailed listing of all deductions made under Paragraph 2.16 to determine Net Sales made under Article 6 to determine royalties due. The royalty report shall also identify the site of manufacture for the Licensed Product(s) sold in the United States.

9.5	The Licensee agrees to forward semi-annually to the IC a copy of these reports received by the Licensee from its Sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to the IC by the Licensee for activities under the sublicense.

9.6	Royalties due under Article 6 shall be paid in U.S. dollars and payment options are listed in Appendix G. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by the Licensee. The royalty report required by Paragraph 9.4 shall be mailed to the IC at its address for Agreement Notices indicated on the Signature Page or electronically mailed to the email address indicated on the Signature Page.

9.7	The Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay the tax and be responsible for all filings with appropriate agencies of foreign governments.

9.8	Additional royalties may be assessed by the IC on any payment that is more than ninety (90) days overdue at the rate of one percent (1%) per month or the maximum rate permitted by applicable law, whichever is less. This rate may be applied retroactively from the original due date until the date of receipt by the IC of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent the IC from exercising any other rights it may have as a consequence of the lateness of any payment.

9.9	All written plans, reports and other proprietary information required under this Agreement, that is provided to IC by the Licensee pursuant to this Article 9 should be marked “confidential” by Licensee, and all such written plans, reports and other proprietary information shall, to the extent permitted by law, be treated by the IC as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of these records, written plans, reports and other proprietary information by the IC under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 C.F.R. §5.65(d).

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10.	PERFORMANCE

10.1	The Licensee shall use Commercially Reasonable Efforts to (a) bring the Licensed Products and, if applicable, the Licensed Processes to Practical Application, pursuant to the Commercial Development Plan in Appendix E, and (b) achieve the Benchmarks in Appendix D. The efforts of any Affiliate or Sublicensee shall be considered the efforts of the Licensee.

10.2	Upon the First Commercial Sale in the United States, until the expiration or termination of this Agreement, the Licensee shall use Commercially Reasonable Efforts to make the Licensed Products and Licensed Processes reasonably accessible to the United States public. The efforts of any Affiliate or Sublicensee shall be considered the efforts of the Licensee.

10.3	The Licensee agrees, after its First Commercial Sale in each jurisdiction in which approval to sell and market a Licensed Product has been granted, to make commercially reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available to patient assistance programs as appropriate and applicable.

10.4	The Licensee agrees, after its First Commercial Sale in each jurisdiction of the Licensed Territory in which approval to market and sell a Licensed Product has been granted, and as part of its marketing and product promotion of such Licensed Product, to develop, as appropriate, educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing such Licensed Products and/or medical aspects of the prophylactic and therapeutic uses of such Licensed Product.

10.5	Within ninety (90) days after the First Commercial Sale, the Licensee agrees to supply, upon the IC’s written request, to the Mailing Address for Agreement Notices indicated on the Signature Page, the Office of Technology Transfer, NIH with inert samples of the Licensed Products or the Licensed Processes or their packaging for educational and display purposes only.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.1	The IC and the Licensee agree to notify each other promptly of each infringement or possible infringement of the Jointly Owned Licensed Patent Rights, as well as any facts that may affect the validity, scope, or enforceability of the Jointly Owned Licensed Patent Rights of which either party becomes aware.

11.2	Pursuant to this Agreement and the provisions of 35 U.S.C. Chapter 29, the Licensee or its Affiliate or Sublicensee shall have the right (but not the obligation) to:

(a)	bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably Valid Claims in the Jointly Owned Licensed Patent Rights;

(b)	in any suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; or

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(c)	settle any claim or suit for infringement of the Jointly Owned Licensed Patent Rights provided, however, that the IC and appropriate Government authorities shall have the first rights to take such actions; and

(d)	If the Licensee or its Affiliate or Sublicensee desires to initiate a suit for patent infringement, the Licensee or its Affiliate or Sublicensee shall notify the IC in writing of such desire. If the IC does not notify the Licensee of its intent to pursue legal action within ninety (90) days of Licensee’s (or its Affiliate’s or Sublicensee’s) notice to the IC, then the Licensee shall be free to initiate suit. For expedited proceedings that, by law, require a plaintiff to pursue legal action within ninety (90) days of a triggering event, such as the period prescribed by 35 U.S.C. § 271(e)(5), Licensee shall notify the IC immediately upon receipt of any information that may give rise to a triggering event. If the IC does not inform the Licensee of its intent to pursue legal action within (10) business days of the triggering event, the Licensee shall be free to initiate suit. The IC shall have a continuing right to intervene in the suit, at its own expense. The Licensee or its Affiliates or Sublicensees shall not compel the Government either to initiate or to join in any suit for patent infringement. The Licensee may request the Government to initiate or join in any suit if necessary to avoid dismissal of the suit, and the Government shall not unreasonably withhold, condition or delay its agreement to such. Should the Government be made a party to any such suit brought by the Licensee or its Affiliate or Sublicensee, the Licensee shall reimburse the Government for any reasonable costs, expenses, or fees which the Government incurs as a result of the motion or other action. In all such cases, the Licensee or its Affiliate or Sublicensee agrees to keep the IC reasonably apprised of the status and progress of any such litigation. The Licensee shall notify the IC, before the Licensee commences an infringement action in accordance with the foregoing, and give careful consideration to the views of the IC provided to Licensee and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.3	In the event that a declaratory judgment action alleging invalidity, unenforceability or non-infringement of any of the Jointly Owned Licensed Patent Rights shall be brought against the Licensee or its Affiliate or Sublicensee raised by way of counterclaim or affirmative defense in an infringement suit brought by the Licensee or its Affiliate or Sublicensee under Paragraph 11.2, pursuant to this Agreement and the provisions of 35 U.S.C. Chapter 29 or other statutes, or in the event of any other legal action involving the defense of the validity and/or enforceability of any Jointly Owned Licensed Patent Rights, including actions brought through any inter partes review, post-grant review, and any other post-grant proceedings, including reexamination, reissue, supplemental examination, opposition, revocation and other similar proceedings, the Licensee or its Affiliate or Sublicensee shall have the right (but not the obligation) to:

(a)	defend the suit or action in its own name, at its own expense, and on its own behalf for presumably Valid Claims in the Jointly Owned Licensed Patent Rights;

(b)	in any suit or action, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; and

(c)	settle any claim or suit for declaratory judgment or other action involving the Jointly Owned Licensed Patent Rights provided, however, that the IC and appropriate Government authorities shall have the continuing right to intervene in the suit at its own expense; and

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(d)	if the IC does not notify the Licensee of its intent to respond to such legal action within a reasonable time, not to exceed ninety (90) days from when such action is brought, the Licensee shall be free to do so. The Licensee shall take no action to compel the Government either to initiate or to join in any declaratory judgment action. The Licensee may request the Government to initiate or to join any suit if necessary to avoid dismissal of the suit, and the Government shall not unreasonably withhold, condition or delay its agreement to such. Should the Government be made a party to any such suit by motion or any other action of the Licensee, the Licensee shall reimburse the Government for any reasonable costs, expenses, or fees, which the Government incurs as a result of the motion or other action. If the Licensee elects not to defend against the declaratory judgment action, the IC, at its option, may do so at its own expense. In all cases, the Licensee agrees to keep the IC reasonably apprised of the status and progress of any litigation. Before the Licensee commences an infringement action, the Licensee shall notify the IC and give careful consideration to the views of the IC, and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.4	Except as otherwise provided in Paragraphs 11.2(c) or 11.3(d), in any action brought under Paragraphs 11.2 or 11.3, the expenses, including costs, fees, attorney fees, and disbursements, shall be paid by the Licensee (or its Affiliate or Sublicensee) if the Licensee elects to commence or defend such action. The value of any recovery made by the Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties after reimbursing for such expenses paid by Licensee or Government.

11.5	The IC shall cooperate fully with the Licensee or its Affiliate or Sublicensee in connection with any action under Paragraphs 11.2 or 11.3. The IC agrees promptly to provide access to all necessary documents and personnel, e.g., co-inventors, and to render reasonable assistance in response to a request by the Licensee or its Affiliate or Sublicensee.

12.	NEGATION OF WARRANTIES AND INDEMNIFICATION

12.1	The IC represents that the IC has the authority, by delegation from the Secretary of HHS, to enter into this Agreement. The IC offers no other warranties other than those specified in Article 1

12.2	The IC does not warrant the validity of the Jointly Owned Licensed Patent Rights and make no representations whatsoever with regard to the scope of the Jointly Owned Licensed Patent Rights, or that the Jointly Owned Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3	THE PARTIES MAKE NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE JOINTLY OWNED LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.4	Neither the Licensee nor the IC represents that it shall commence legal actions against third parties infringing the Jointly Owned Licensed Patent Rights.

12.5	The Licensee shall indemnify and hold the IC, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage to the extent arising out of any suit or proceeding brought by a Third Party for:

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(a)	the use by or on behalf of the Licensee, its Affiliates, its Sublicensees, or their respective directors or employees, or Third Parties acting on their behalf, of any Jointly Owned Licensed Patent Rights; or

(b)	the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or other materials, products, or processes developed by or on behalf of Licensee and its Affiliates and its Sublicensees in connection with or arising out of the Jointly Owned Licensed Patent Rights;

except, in each case of (a) or (b), to the extent arising out of either IC’s breach of this Agreement or the negligence or willful misconduct of either IC or any of the ICs’ employees, students, fellows, agents, or consultants.

12.6	The Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.1	This Agreement is effective when signed by all parties, unless the provisions of Paragraph 14.16 are not fulfilled, and shall extend, on a Licensed Product-by-Licensed Product, Licensed Process-by-Licensed Process and country-by-country basis, until the expiration of the last-to- expire Valid Claim of the Jointly Owned Licensed Patent Rights in such country in the Licensed Territory unless sooner terminated as provided in this Article 13.

13.2	In the event that the Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.5, and if the default has not been remedied within ninety (90) days after the date of notice in writing of the default, the IC may terminate this Agreement by written notice and pursue outstanding royalties owed through procedures provided by the Federal Debt Collection Act.

13.3	In the event that the Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a Third Party’s intention to file an involuntary petition in bankruptcy, the Licensee shall immediately notify the IC in writing.

13.4	The Licensee shall have a unilateral right to terminate this Agreement or any licenses in any country or territory by giving the IC sixty (60) days written notice to that effect.

13.5	The IC shall specifically have the right to terminate or modify this Agreement, if the IC determines that the Licensee (and its Affiliates and Sublicensees):

(a)	is not executing the Commercial Development Plan submitted with its request for a license, and the Licensee cannot otherwise demonstrate to the IC’s reasonable satisfaction that the Licensee (and/or its Affiliate and/or its Sublicensee) has taken, effective steps to achieve the Practical Application of the Licensed Products or the Licensed Processes;

(b)	has not achieved the Benchmarks as may be modified under Paragraph 9.2;

(c)	has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by this Agreement;

(d)	has committed a material breach of a covenant or agreement contained in this Agreement;

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(e)	is not keeping the Licensed Products or Licensed Processes reasonably available to the public after commercial use commences;

(f)	cannot reasonably satisfy unmet health and safety needs;

(g)	cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.2, unless waived; or

(h)	has been found by a court of competent jurisdiction to have violated the Federal antitrust laws in connection with its performance under this Agreement.

13.6	In making the determination referenced in Paragraph 13.5, the IC shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by the Licensee under Paragraph 9.2. Prior to invoking termination or modification of this Agreement under Paragraph 13.5, the IC shall give written notice to the Licensee providing the Licensee specific notice of, and a ninety (90) day opportunity to respond to, the IC’s concerns as to the items referenced in 13.5(a)-13.5(h). If the Licensee fails to reasonably alleviate the IC’s concerns as to the items referenced in 13.5(a)-13.5(h) or fails to develop a corrective action plan and initiate such corrective action plan to the IC’s reasonable satisfaction, the IC may terminate this Agreement.

13.7	Subject to Paragraph 13.9 below, the IC reserves the right according to 35 U.S.C. §209(d)(3)to terminate or modify this Agreement if it is determined that the action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by the Licensee.

13.8	Within thirty (30) days after receipt of written notice of the IC’s unilateral decision to modify or terminate this Agreement, the Licensee may, consistent with the provisions of 37 C.F.R. §404.11, appeal the decision by written submission to the designated IC official or its designee. The decision of the designated IC official or its designee shall be the final agency decision. The Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.9	Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by the Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), that are due to the IC shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, Sublicensees may elect to convert their sublicenses to direct licenses with the IC pursuant to Paragraph 4.3. The Licensee may not be granted additional IC licenses if the final reporting requirement is not fulfilled.

14.	GENERAL PROVISIONS

14.1	Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by that party or excuse a similar subsequent failure to perform any of these terms or conditions by the other party.

14.2	This Agreement constitutes the entire agreement between the parties relating to the subject matter of the Jointly Owned Licensed Patent Rights, the Licensed Products and the Licensed Processes, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

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14.3	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4	If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification. No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5	The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.6	All Agreement notices required or permitted by this Agreement shall be given in writing either by email notice, prepaid, first class, registered or certified mail, or by an express/overnight delivery service provided by a commercial carrier, each properly addressed to the other party at the address designated on the following Signature Page, or to another address as may be designated in writing by the other party. Agreement notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. The parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.7	Without the prior written consent of the IC, this Agreement shall not be assigned or otherwise transferred (including any transfer by legal process or by operation of law, and any transfer in bankruptcy or insolvency, or in any other compulsory procedure or order of court), except to the Licensee’s Affiliate(s) or to a successor in interest by way of merger, consolidation, or sale of all or substantially all of Licensee’s assets to which this Agreement relates. The parties agree that the identity of the parties is material to the formation of this Agreement and that the obligations under this Agreement are nondelegable; provided that, for clarity, Licensee may perform its obligations under this Agreement through its Affiliates, Sublicensees or authorized subcontractors, but Licensee shall remain directly responsible for all of its obligations hereunder. In the event that the IC approves a proposed assignment to a non-Affiliate Third Party, the Licensee shall pay the IC, as an additional royalty, one percent (1%) of the fair market value of any consideration received for such assignment within sixty (60) days of the said assignment. If the IC questions the amount of the additional royalty paid by Licensee, the IC may, at its own expense, use the services of an independent auditor to assess the fair market value of the consideration received for assignment of this Agreement. For avoidance of doubt, an assignment under this Paragraph 14.7 is not a sublicense.

14.8	The Licensee agrees in its use of any IC-supplied materials (if any) to comply with all applicable statutes, regulations, and guidelines, including NIH and HHS regulations and guidelines. The Licensee agrees not to use such materials (if any) for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46. The Licensee agrees not to use such materials (if any) for research involving human subjects or clinical trials outside of the United States without notifying the IC, in writing, of the research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to the IC of research using such materials (if any) involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of the research or trials.

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14.9	The Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological materials, and other commodities. The transfer of these items may require a license from the appropriate agency of the Government or written assurances by the Licensee that it shall not export these items to certain foreign countries without prior approval of the agency. The IC neither represents that a license is or is not required or that, if required, it shall be issued.

14.10	The Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All the Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve the IC’s patent rights in those countries.

14.11	By entering into this Agreement, the IC does not directly or indirectly endorse any product or service provided, or to be provided, by the Licensee whether directly or indirectly related to this Agreement. The Licensee shall not state or imply that this Agreement is an endorsement by the Government, the IC, any other Government organizational unit, or any Government employee. Additionally, the Licensee shall not use the names of the IC, the FDA or the HHS or the Government or their employees in any advertising, promotional, or sales literature in connection with this Agreement or the Jointly Owned Licensed Patent Rights without the prior written approval of the IC.

14.12	The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Paragraph 13.8. The Licensee agrees first to appeal any unsettled claims or controversies to the designated IC official, or designee, whose decision shall be considered the final agency decision. Thereafter, the Licensee may exercise any administrative or judicial remedies that may be available.

14.13	Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14	Any formal recordation of this Agreement required by the laws of any Licensed Territory as a prerequisite to enforceability of the Agreement in the courts of any foreign jurisdiction or for other reasons shall be carried out by the Licensee at its expense, and appropriately verified proof of recordation shall be promptly furnished to the IC.

14.15	Paragraphs 4.3, 8.1, 9.5-9.9, 12.1-12.5, 13.8, 13.9, 14.1, 14.3, 14.5, 14.6, 14.10, 14.11, 14.12 and 14.15 of this Agreement shall survive termination of this Agreement.

14.16	The terms and conditions of this Agreement shall, at the IC’s sole option, be considered by the IC to be withdrawn from the Licensee’s consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by the Licensee and a fully executed original is received by the IC within sixty (60) days from the date of the IC’s signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

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NIH PATENT LICENSE AGREEMENT – EXCLUSIVE

SIGNATURE PAGE

For the National Institute of Neurological Disorders and Stroke:

Susan Ano, PhD	Date
Technology Development Coordinator Technology Transfer Office
The National Institute of Neurological Disorders and Stroke National Institutes of Health

For the National Cancer Institute:

Richard U. Rodriguez, MBA	Date
Associate Director Technology Transfer Center The National Cancer Institute National Institutes of Health

Address for Agreement notices and reports:

E-mail: LicenseNotices_Reports@mail.nih.gov (preferred)

Mail:	License Compliance and Administration
Monitoring & Enforcement
Office of Technology Transfer
National Institutes of Health
6701 Rockledge Drive, Suite 700, MS 7788
Bethesda, Maryland 20892 U.S.A.

(For courier deliveries please check https://www.ott.nih.gov/licensing/license-noticesreports)

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For the Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the Licensee made or referred to in this document are truthful and accurate.):

by:

Feb 23, 2024
Signature of Authorized Official	Date

Bastiaan van der Baan
Printed Name

CEO
Title

I. Official and Mailing Address for Agreement notices:

Bastiaan van der Baan
Name

CEO
Title

Mailing Address

680 E Colorado Blvd
Suite 180
91101 Pasadena CA

Email Address:	bvanderbaan@lixte.com

Phone:	631 830 7092

Fax:

II. Official and Mailing Address for Financial notices (the Licensee’s contact person for royalty payments)

Bastiaan van der Baan
Name

CEO
Title

Mailing Address:

680 E Colorado Blvd
Suite 180
91101 Pasadena CA

Email Address:	bvanderbaan@lixte.com

Phone:	631 830 7092

Fax:

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

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APPENDIX A – PATENT(S) OR PATENT APPLICATION(S)

Patent(s) or Patent Application(s) entitled “OXABICYCLOHEPTANES FOR MODULATION OF IMMUNE RESPONSE” (E-130-2022)

I.	U.S. Provisional Application No. 62/465,001, filed February 28, 2017

II.	U.S. Provisional Application No. 62/545,373, filed August 14, 2017

III.	International Application No. PCT/US2017/065270, filed December 8, 2017

IV.	Australian Patent No. 2017370731, granted September 15, 2022

V.	Brazilian Application No. 11201911627-3, filed December 8, 2017

VI.	Canadian Application No. 3046515, filed December 8, 2017

VII.	Chinese Patent No. ZL 201780084881.1, granted May 23, 2023

VIII.	Chinese Application No. 202310498623.5, filed May 5, 2023

IX.	European Patent No. 3551629, granted November 15, 2023

X.	European Application No. 23202240.0, filed October 6, 2023

XI.	Hong Kong Application No. 62020005213.7, filed December 8, 2017

XII.	India Application No. 201917023002, filed December 8, 2017

XIII.	Israeli Patent No. 267134, granted July 2, 2022

XIV.	Israeli Patent No. 290857, granted February 2, 2023

XV.	Japanese Patent No. 7246309, granted March 16, 2023

XVI.	Japanese Application No. 2023-003205, filed January 12, 2023

XVII.	South Korean Application No. 10-2019-7019763, filed December 8, 2017

XVIII.	Mexican Patent No. 396386, granted October 12, 2022

XIX.	New Zealand Application No. 754522, filed December 8, 2017

XX.	U.S. Application No. 16/467,721, filed June 7, 2019

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APPENDIX B – LICENSED FIELDS OF USE AND TERRITORY

Licensed Fields of Use:

Promoting anti-cancer activity alone or in combination with standard anti-cancer drugs, including checkpoint inhibitors, and/or immunotherapy and/or radiation for treatment or prevention that falls within the Jointly Owned Licensed Patent Rights.

Licensed Territory:

(a) Worldwide

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APPENDIX C – ROYALTIES

Royalties:

I.	The Licensee agrees to pay to the IC a noncreditable, nonrefundable license issue royalty in the amount of fifty thousand dollars ($50,000.00) within sixty (60) days from the effective date of this Agreement.

II.	The Licensee agrees to pay to the IC a nonrefundable minimum annual royalty in the amount of Thirty thousand dollars ($30,000.00) as follows:

(a)	The first minimum annual royalty is due within sixty (60) days of the effective date of this Agreement and may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1; and

(b)	Subsequent minimum annual royalty payments are due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year.

III.

(a)	On a country-by-country basis, Licensed Product-by-Licensed Product and Licensed Process-by-Licensed Process basis, the Licensee agrees to pay the IC earned royalties of two percent (2%) on Net Sales during the period commencing on the First Commercial Sale of such Licensed Product in such country and expiring on the expiration of the last-to-expire Jointly Owned Licensed Patent Rights in such country that covers such Licensed Product and Licensed Process in such country. Such royalties shall be payable in accordance with Paragraph 9.4.

(b)	Licensee (or its Affiliate or Sublicensee) shall be entitled to a credit against earned royalties due to the IC under this Agreement with respect to any Licensed Product in an amount equal to up to fifty percent (50%) of the aggregate royalties, paid by Licensee (or its Affiliate or Sublicensee) to a Third Party under any patents that are deemed necessary by Licensee (or its Affiliate or Sublicensee) to make and have made, use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products, provided, however, that with respect to each Licensed Product the reduction in royalties due to the IC under this Agreement shall not be reduced to an effective earned royalty rate that is less than one percent (1.%). Upon request, Licensee shall furnish documentation to IC evidencing its payments and payment obligations to Third Parties under this Paragraph, including the identity of those patents or other intellectual property rights for which such payments are paid to a Third Party.

IV.	The Licensee agrees to pay the following IC Benchmark royalties for the first Licensed Product or Licensed Process within sixty (60) days of the first achievement of each such Benchmark by Licensee or Affiliate or Sublicensee. For clarity, the Benchmark royalties shall be payable one (1) time only, upon achievement by the first Licensed Product or Licensed Process in the Licensed Field of Use, regardless of the number of Licensed Products or Licensed Process that achieve such Benchmarks.

(a)	One hundred thousand Dollars ($100,000.00) upon dosing of the first patient with the first Licensed Product or Licensed Process in the first Phase 2 Clinical Study or foreign equivalent of such Licensed Product in the Licensed Fields of Use.

(b)	Two hundred thousand Dollars ($200,000.00) upon dosing of the first patient with the first Licensed Product or Licensed Process in the first Phase 3 Clinical Study or foreign equivalent of such Licensed Product or Licensed Process in the Licensed Fields of Use.

(c)	Three hundred thousand Dollars ($300,000.00) upon acceptance for review of the first New Drug Application (“NDA”) filed with the FDA for the first Licensed Product or Licensed Process in the Licensed Fields of Use.

V.	Six hundred twenty-five thousand Dollars ($625,000.00) upon the First Commercial Sale of the first Licensed Product or Licensed Process in the United States. The Licensee agrees to pay the IC sublicensing royalties of five percent (5%) on Sublicensing Revenue received for granting each sublicense to a Sublicensee within sixty (60) days of its receipt of such Sublicensing Revenue. To avoid double counting of payments to the IC hereunder, Licensee shall have the right to credit specific Benchmark royalties paid under Section IV for achievement of the same specific Benchmark activity by the Sublicensee on behalf of the Licensee, and shall not be subject to the Sublicensing Revenue under this Section V.

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APPENDIX D – BENCHMARKS AND PERFORMANCE

The Licensee agrees to the following Benchmarks for its performance under this Agreement and, within thirty (30) days of achieving a Benchmark, shall notify the IC that the Benchmark has been achieved.

Benchmark	Deadline
Dosing of the first patient with a Licensed Product in a Phase 2 Clinical Study of such Licensed Product in the Licensed Fields of Use	October 1, 2024
Dosing of the first patient with a Licensed Product in a Phase 3 Clinical Study of such Licensed Product in the Licensed Fields of Use	October 1, 2027
Acceptance for review of the first NDA filed with the FDA for a Licensed Product in the Licensed Fields of Use	October 1, 2029
First Commercial Sale of a Licensed Product or Licensed Process in the United States	October 1, 2031

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APPENDIX E – COMMERCIAL DEVELOPMENT PLAN

Licensee and/or its Affiliate intends to strategically collaborate with one or more large pharmaceutical companies that have the in-house expertise and resources to expedite the clinical trials needed for regulatory approval of Licensed Products. Licensee believes that successful clinical trials showing efficacy in multiple cancer types will significantly increase the attractiveness of Licensed Products to large pharmaceutical companies and likelihood of rapid and successful development of LB-100 as a widely useful potentiator of cancer immunotherapy. Based on the outcome of human clinical trials and subsequent approval of Licensed Products by appropriate regulatory authorities in applicable countries or jurisdictions in the Licensed Territory, Licensee (or its Affiliate and/or Sublicensees) will finalize marketing and sales strategies in those countries or jurisdictions. Licensee’s and its Affiliate’s plan is for one or more large pharmaceutical companies having established regional marketing capabilities to market the Licensed Products in the applicable countries of the Licensed Territory.

●	Licensee recently signed an agreement with GlaxoSmithKline (GSK) and MD Anderson Cancer Center to conduct a phase 1b clinical trial with Licensee’s LB-100 and GSK’s immunotherapy Dostarlimab in ovarian clear cell carcinoma. Details about the trial can be found on www.clinicaltrials.gov (NCT06065462). Licensee is in advanced discussions with the Netherlands Cancer Institute and Roche to conduct a clinical trial testing Roche’s checkpoint inhibitor drug Atezolizumab and Licensee’s drug LB- 100 combination in metastatic colon cancer (NCT06012734). Currently Licensee and/or its Affiliate is conducting a phase 1b clinical trial in Small Cell Lung Cancer with two large comprehensive cancer centers in the United States, designed to show the safety of the combination of Licensee’s LB-100 and standard of care immunotherapy (NCT04560972). Licensee anticipates that the clinical studies for metastatic colorectal cancer and for ovarian clear cell carcinoma will commence in 2023 and that one or more Phase 2 Clinical Studies will commence in 2024.

●	Licensee and/or its Affiliate will seek to work with pharmaceutical companies and clinical trial sites (including comprehensive cancer centers) to initiate clinical trials within timeframes that will meet the Benchmarks. To this end, Licensee and/or its Affiliate has established a clinical supply of LB-100 approved in both the United States and in an EU country.

●	Data from the clinical trials will be the subject of various regulatory filings for marketing approval in applicable countries in the Licensed Territory.

●	Once marketing approval is received, Licensee (or its Affiliate and/or Sublicensee) will commercialize the Licensed Products in markets where regulatory approval is obtained.

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APPENDIX F – EXAMPLE ROYALTY REPORT

Required royalty report information includes:

●	License reference number (L-XXX-200X/0)
●	Reporting period
●	Catalog number and units sold of each Licensed Product (domestic and foreign)
●	Gross Sales per catalog number per country
●	Total Gross Sales
●	Itemized deductions from Gross Sales
●	Total Net Sales
●	Earned Royalty Rate and associated calculations
●	Gross Earned Royalty
●	Adjustments for Minimum Annual Royalty (MAR) and other creditable payments made
●	Net Earned Royalty due

Example

Catalog Number	Product Name	Country	Units Sold	Gross Sales (US$)
1	A	US	250	62,500
1	A	UK	32	16,500
1	A	France	25	15,625
2	B	US	0	0
3	C	US	57	57,125
4	D	US	12	1,500
Total Gross Sales				153,250
Less Deductions:
Freight				3,000
Returns				7,000
Total Net Sales				143,250
Royalty Rate				8%
Royalty Due				11,460
Less Creditable Payments				10,000
Net Royalty Due				1,460

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APPENDIX G – ROYALTY PAYMENT OPTIONS

New Payment Options Effective March 2018

The License Number MUST appear on payments, reports and correspondence.

Credit and Debit Card Payments: Credit and debit card payments can be submitted for amounts up to $24,999. Submit your payment through the U.S. Treasury web site located at: https://www.pay.gov/public/form/start/28680443.

Automated Clearing House (ACH) for payments through U.S. banks only

The IC encourages its licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH). Submit your ACH payment through the U.S. Treasury web site located at: https://www.pay.gov/public/form/start/28680443. Please note that the IC “only” accepts ACH payments through this U.S. Treasury web site.

Electronic Funds Wire Transfers: The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Drawn on a U.S. bank account via FEDWIRE:

Please provide the following instructions to your Financial Institution for the remittance of Fedwire payments to the NIH ROYALTY FUND.

Fedwire Field Tag	Fedwire Field Name	Required Information

{1510}	Type/Subtype	1000
{2000}	Amount	(enter payment amount)
{3400}	Receiver ABA routing number*	021030004
{3400}	Receiver ABA short name	TREAS NYC
{3600}	Business Function Code	CTR (or CTP)
{4200}	Beneficiary Identifier (account number)	(enter 12 digit gateway account #) 875080031006
{4200}	Beneficiary Name	(enter agency name associated with the Beneficiary Identifier) DHHS / NIH (75080031)
{5000}	Originator	(enter the name of the originator of the payment) COMPANY NAME
{6000}	Originator to Beneficiary Information – Line 1	(enter information to identify the purpose of the payment) ROYALTY
{6000}	Originator to Beneficiary Information – Line 2	(enter information to identify the purpose of the payment) LICENSE NUMBER
{6000}	Originator to Beneficiary Information – Line 3	(enter information to identify the purpose of the payment) INVOICE NUMBER
{6000}	Originator to Beneficiary Information – Line 4	(enter information to identify the purpose of the payment)
Notes: *The financial institution address for Treasury’s routing number is 33 Liberty Street, New York, NY 10045.

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Agency Contacts: Office of Technology Transfer (OTT) (301) 496-7057 OTT-Royalties@mail.nih.gov

Drawn on a foreign bank account via FEDWIRE:

The following instructions pertain to the Fedwire Network. Deposits made in US Dollars (USD).

Should your remitter utilize a correspondent US domestic bank in transferring electronic funds, the following Fedwire instructions are applicable.

Fedwire Field Tag	Fedwire Field Name	Required Information

{1510}	Type/Subtype	1000
{2000}	Amount	(enter payment amount)
{3100}	Sender Bank ABA routing number	(enter the US correspondent bank’s ABA routing number)
{3400}	Receiver ABA routing number*	021030004
{3400}	Receiver ABA short name	TREAS NYC
{3600}	Business Function Code	CTR (or CTP)
{4200}	Beneficiary Identifier (account number)**	(enter 12 digit gateway account #) 875080031006
{4200}	Beneficiary Name	(enter agency name associated with the Beneficiary Identifier) DHHS / NIH (75080031)
{5000}	Originator	(enter the name of the originator of the payment) COMPANY’S NAME
{6000}	Originator to Beneficiary Information – Line 1	(enter information to identify the purpose of the payment) ROYALTY
{6000}	Originator to Beneficiary Information – Line 2	(enter information to identify the purpose of the payment) LICENSE NUMBER
{6000}	Originator to Beneficiary Information – Line 3	(enter information to identify the purpose of the payment) INVOICE NUMBER
{6000}	Originator to Beneficiary Information – Line 4	(enter information to identify the purpose of the payment)

Notes:

*The financial institution address for Treasury’s routing number is 33 Liberty Street, New York, NY 10045.

**Anything other than the 12 digit gateway account # will cause the Fedwire to be returned – SWIFT CODE: FRNYUS33

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Agency Contacts:

Office of Technology Transfer (OTT)              (301) 496-7057              OTT-Royalties@mail.nih.gov

Checks

All checks should be made payable to “NIH Patent Licensing”

Checks drawn on a U.S. bank account and sent by US Postal Service should be sent directly to the following address:

National Institutes of Health

P.O. Box 979071

St. Louis, MO 63197-9000

Checks drawn on a U.S. bank account and sent by overnight or courier should be sent to the following address:

US Bank

Government Lockbox SL-MO-C2GL

3180 Rider Trail S.

Earth City, MO 63045

Phone: (800) 495-4981

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health

Office of Technology Transfer

License Compliance and Administration

Royalty Administration

6701 Rockledge Drive, Suite 700, MS 7788

Bethesda, Maryland 20892 U.S.A.

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